Exhibit 10.2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

HORIZON HEALTH HOSPITAL SERVICES, INC.

as Purchaser,

JERRY G. BROWDER

as Seller

and

KINGWOOD PINES HOSPITAL, LLC

Dated as of January 17, 2006

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2.33	Liabilities	24
2.34	Conduct of Business	24
2.35	Negative Assurances	24

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		25
3.1	Authority	25
3.2	Authorization/Execution	25
3.3	Organization and Good Standing; No Violation.	26
3.4	Brokers and Finders	26

ARTICLE 4 COVENANTS OF SELLER		26
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Schedules	26
4.2	Conduct of Business	27
4.3	Negative Covenants	27
4.4	Consents	28
4.5	Additional Financial Information	28
4.6	Seller’s Efforts to Close	28
4.7	Updating of Disclosure Schedules.	28

ARTICLE 5 COVENANTS OF PURCHASER		29
5.1	Purchaser’s Efforts to Close	29
5.2	Required Governmental Approvals	29

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		30
6.1	Accuracy of Representations and Warranties and Compliance with Obligations	30
6.2	Governmental Authorizations	30
6.3	Signing and Delivery of Instruments	30
6.4	Unfavorable Action or Proceeding	30
6.5	No Material Adverse Change	30
6.6	Required Consents	30
6.7	Disclosure Schedules	30
6.8	Real Property Title Matters	31
6.9	Lock Boxes	31

ARTICLE 7 POST-CLOSING MATTERS		31
7.1	Preservation and Access to Records After the Closing.	31
7.2	Provision of Benefits of Certain Contracts	32
7.3	Misdirected Payments, Etc	32
7.4	Insurance	32

ARTICLE 8 SURVIVAL AND INDEMNIFICATION		32
8.1	Survival	32
8.2	Indemnification of Purchaser by Seller.	33
8.3	Indemnification of Seller by Purchaser.	34
8.4	Method of Asserting Claims	34

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ARTICLE 9 TAX AND COST REPORT MATTERS		37
9.1	Tax Matters.	37

ARTICLE 10 MISCELLANEOUS PROVISIONS		38
10.1	Entire Agreement	38
10.2	Further Assurances and Cooperation	38
10.3	Successors and Assigns	38
10.4	Governing Law	38
10.5	Amendments	39
10.6	Notices	39
10.7	Headings	39
10.8	Confidentiality and Publicity	39
10.9	Third Party Beneficiary	40
10.10	Expenses and Attorneys’ Fees	40
10.11	No Waiver	40
10.12	Severability	40
10.13	Counterparts	41

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	Assignment of Membership Interest
B	Permitted Encumbrances

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
2.3(e)	Consents/Conflicts
2.3(f)	Regulations
2.3(g)	Limited Partnership Agreement
2.5	Financial Statement Matters
2.7	Contracts
2.8	Property/Encumbrances
2.9	State of Assets
2.9(a)	Real Property
2.9(b)	Personal Property
2.9(d)	Leases
2.9(o)	Lock Boxes and Accounts
2.11	Intangible Property
2.12	Litigation
2.14	Insurance/Claims
2.15	Employees
2.16	Employee Benefits
2.17	Certain Interests
2.18	Intercompany Transaction
2.21	Payor Contracts
2.24	Medicare/Medicare Compliance
2.29	Medical Staff/Physician Relations
2.34	Conduct of Business
2.35	Negative Assurances

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TABLE OF DEFINED TERMS

Term	Page
Accounts Receivable	13
Affiliate	2
Agreement	1
Balance Sheet Date	8
Claim Notice	35
Closing	3
Closing Date	3
Code	9
Commonly Controlled Entity	17
Company	1
Contract	11
Contract and Lease Consents	4
Control	3
Damages	33
Declaration	12
Disclosure Schedules	2
Document Retention Period	31
Effective Time	3
Encumbrances	3
Environmental Laws	18
ERISA	16
Execution Date	1
GAAP	2
Government Programs	21
Governmental Approvals	4
HIPAA	22
Hospital	1
Indemnified Party	34
Indemnifying Party	35
Indemnity Notice	36
Intangible Property	15
Interest Assignment	3
Inventory	13
JCAHO	20
Knowledge of Purchaser	2
Knowledge of Seller	2
Leases	13
Licenses	13
Limited Partnership Agreement	7
Lock Boxes	14

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Management Agreement	1
Material Adverse Change	2
Material Adverse Effect	2
MCC	1
Membership Interest	1
Notice Period	35
Option	1
Other Assets	1
Partnership	1
Partnership Agreement Amendment	3
Party	1
Permitted Encumbrances	11
Person	3
Personal Property	13
Plan	16
Prepaids	13
Purchase Price	3
Purchaser	1
Real Property	13
Real Property Purchase Contract	1
Regulations	7
Relevant Claim	34
Seller	1
Superseded Agreements	38
Tax	10
Texas Agency	20
Third Party Claim	35

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of January, 2006 (the “Execution Date”), by and among JERRY G. BROWDER, an individual resident of Denton, Denton County, Texas (“Seller”), HORIZON HEALTH HOSPITAL SERVICES, INC., a Delaware corporation (“Purchaser”), and KINGWOOD PINES HOSPITAL, LLC, a Texas limited liability company (the “Company”). Seller, Purchaser and the Company are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

R E C I T A L S:

A. Seller owns a 100% Membership Interest in the Company (the “Membership Interest”), and the Membership Interest constitutes all the issued and outstanding membership interests of the Company; and

B. Purchaser desires to purchase the Membership Interest from Seller, and Seller desires to sell the Membership Interest to Purchaser for the consideration and upon the terms and conditions contained in this Agreement; and

C. The Company owns a 0.1% general partner interest in and acts as the sole general partner of SHC-KPH, LP, a Texas limited partnership (the “Partnership”); and

D. The Partnership exclusively operates and manages Kingwood Pines Hospital, a 78-bed private psychiatric hospital located at 2001 Ladbrook, Kingwood, Texas 77339 (the “Hospital“) under that certain Management Agreement dated January 31, 2005, between Medical Capital Corporation (“MCC”) and the Partnership, as amended by that certain Amendment to Management Agreement dated June 3, 2005 (as amended, the “Management Agreement”); and

E. The Partnership has exercised its option contained in the Management Agreement to purchase the real property on which the Hospital is located along with all other assets constituting or relating to the Hospital from MCC (the “Option”) and is a party to an Improved Property Commercial Contract, dated effective December 22, 2005, with MCC relating to the purchase of the Real Property (the “Real Property Purchase Contract”) and has concurrently purchased the Real Property and related assets constituting or relating to the Hospital subject to the Option, as described in the Management Agreement (the “Other Assets”).

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A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF MEMBERSHIP INTEREST;

CONSIDERATION; CLOSING

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings determined in accordance with generally accepted accounting principles (“GAAP”).

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

(g) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Purchaser,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Purchaser after reasonable inquiry of employees or agents of Purchaser that were involved in its due diligence review of the Partnership and the Company.

(i) “Knowledge of Seller,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Seller after reasonable inquiry of all appropriate employees of the Partnership, the Company or the Hospital having primary responsibility for the relevant matters.

(j) “Material Adverse Change” or “Material Adverse Effect”, when used with respect to the Partnership, the Company or the Hospital, shall mean any material adverse change in or effect on the Partnership, the Company or the Hospital, as the context requires, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person.

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The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Membership Interest, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, “Encumbrances”).

1.3 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Membership Interest (the “Purchase Price”) shall be Eight Hundred Thousand and 00/100 Dollars ($800,000.00) which shall be payable in cash at the Closing.

1.4 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to take place at 10:00 a.m. at the offices of Strasburger & Price, L.L.P., 901 Main Street, Suite 4400, Dallas, Texas 75202 on January 31, 2006, assuming all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date or such later date, time and place as Purchaser may select (the “Closing Date”). The Closing with respect to the transfer of the Membership Interest, shall be deemed to have occurred and to be effective as between the Parties as of 12:01 a.m., Central Standard Time, on the Closing Date (the “Effective Time”).

1.5 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller (and/or the Partnership or the Company) where appropriate and in the form provided for below or otherwise satisfactory to Purchaser:

(a) an Assignment of Membership Interest in the form of Exhibit A attached hereto (the “Interest Assignment”);

(b) an Amendment of the Limited Partnership Agreement of the Partnership duly executed by all Partners of the Partnership in a form satisfactory to Purchaser in its sole and absolute discretion and which reflects the respective ownership interests of the partners as of the Effective Time (the “Partnership Agreement Amendment”);

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(c) original certificates of existence and good standing, or comparable status, of the Partnership and the Company, issued by the State of Texas, dated no earlier than a date which is thirty (30) calendar days prior to the Closing Date;

(d) a certificate of Seller, executed by Seller, certifying to Purchaser (i) that all the representations and warranties of Seller and the Company contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, and (ii) that Seller and the Company have in all material respects performed or complied with the covenants and agreements required of Seller and the Company set forth in this Agreement to be satisfied by the Closing Date;

(e) certificates of Seller and the Secretary of the Company certifying to Purchaser (i) the incumbency of Seller and the appropriate officers or members of the Company on the Closing Date and bearing the authentic signatures of all such Persons who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the sole member of the Company, authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by the Company, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(f) a complete release of liens and mortgages and UCC termination statements for any and all liens, mortgages, security interests, restrictions and financing statements with respect to any of the assets of the Partnership or the Company;

(g) all consents to the transfer of the Contracts and Leases or the change in control of the Partnership or the Company from the third parties listed in Schedule 2.7 and Schedule 2.8 required to transfer the Contracts and Leases to the Partnership or the Company or otherwise to approve the change in control of the Partnership or the Company (the “Contract and Lease Consents”);

(h) all governmental approvals and authorizations that are required for the consummation of the transactions contemplated by this Agreement and the continued operation of the Hospital as currently operated by the Partnership thereafter (the “Governmental Approvals”); and

(i) such other instruments, certificates, consents, affidavits (including a no-change survey affidavit) or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.6 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

(a) payment of the Purchase Price on the Closing Date by wire transfer of immediately available funds to Seller to the account specified by Seller, which account Seller shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

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(b) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to Seller (i) that all the representations and warranties of Purchaser contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Purchaser has in all material respects performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Purchaser;

(c) a certificate of the corporate Secretary of Purchaser certifying to Seller (i) the incumbency of the officers of Purchaser on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(d) original certificate of good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is thirty (30) calendar days prior to the Closing Date;

(e) the Interest Assignment;

(f) the Partnership Agreement Amendment; and

(g) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the applicable Disclosure Schedules expressly related to the particular representation, warranty or covenant stated below in this Article 2, Seller hereby represents, warrants and covenants to Purchaser as to the following matters as of the Execution Date, and except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

2.1 Authority.

(a) Seller has full power and authority to enter into this Agreement and all documents required to be delivered hereunder and full power and authority to carry out and perform the transactions contemplated herein.

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(b) The Company has full limited liability company power and authority to enter into this Agreement and all documents required to be delivered hereunder and full limited liability company power and authority to carry out and perform the transactions contemplated herein.

2.2 Authorization/Execution. All limited liability company and other actions required to be taken by Seller and the Company to authorize the execution, delivery and performance of this Agreement, all agreements to be executed and delivered by Seller and/or the Company pursuant to this Agreement, all documents executed by Seller and the Company which are necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained by Seller and the Company. No other limited liability company or other action on the part of Seller or the Company is necessary to authorize the execution, delivery and performance of this Agreement, all agreements to be executed and delivered by Seller and/or the Company pursuant to this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated herein. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Seller and the Company and, assuming due and valid execution by, and enforceability against, Purchaser, this Agreement and all documents delivered hereunder constitute valid and binding obligations of Seller and the Company, as applicable, enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization; No Subsidiaries; No Conflicts.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full power and authority to own, operate and lease its properties and to carry on its business as now conducted. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Partnership has full power and authority to own, operate and lease its properties and to carry on its business as now conducted. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

(c) The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity except for its general partner interest in the Partnership.

(d) The Partnership has no subsidiaries, whether direct or indirect. The Partnership has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

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(e) Except as provided in Schedule 2.3(e), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Seller, the Company and/or the Partnership are or will be a Party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Seller, the Company or the Partnership; (ii) violate any law, rule or regulation applicable to Seller, the Company or the Partnership; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the Membership Interest, the assets of the Company or the assets of the Partnership under, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Partnership, the Company or Seller is a Party, or by which the Partnership, the Company or Seller is bound; (iv) require the consent of any third party under any Contract or Lease; (v) permit the acceleration of the maturity of any indebtedness of the Partnership, the Company or Seller; or (vi) violate or conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of the Partnership or the Articles of Organization or Regulations of the Company.

(f) A true, correct and complete copy of the Company’s Regulations is attached as Schedule 2.3(f) (the “Regulations”).

(g) A true, correct and complete copy of the Partnership’s Limited Partnership Agreement is attached as Schedule 2.3(g) (the “Limited Partnership Agreement”).

2.4 Title to Membership Interest; General Partner.

(a) Seller is the unconditional sole legal, beneficial, record and equitable owner of the Membership Interest, free and clear of any and all Encumbrances. Seller has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Membership Interest. At the Closing, Seller will convey to Purchaser good and valid title to the Membership Interest, free and clear of any and all Encumbrances. The Membership Interest is not certificated.

(b) The Company is and has always been the sole general partner of the Partnership. The Company owns a 0.1% general partner interest in the Partnership and is the sole legal, beneficial, record and equitable owner of such general partner interest, free and clear of any and all Encumbrances. As of the Execution Date, Signet Health Corporation owns a 99.9% limited partner interest in the Partnership and is the sole legal, beneficial, record and equitable owner of such limited partner interest, free and clear of any and all Encumbrances. Neither the Company nor Seller has granted or is a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to such general partner interest. Seller is and always has been the sole member of the Company. The Company is and always has been a member-managed limited liability company.

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2.5 Financial Statements; Changes.

(a) The Company has no financial statements. Seller has delivered to Purchaser an unaudited balance sheet for each of the Partnership at November 30, 2005 (the “Balance Sheet Date”) and the related statements of income for the period from February 8, 2005 to November 30, 2005. Such financial statements have been prepared in conformity with GAAP. The statements of operations present fairly in all material respects the results of the operations of the Partnership for the period covered, and the balance sheet presents fairly in all material respects the financial condition of the Partnership at the Balance Sheet Date. Such financial statements reflect all adjustments necessary for a fair presentation of the financial information contained therein other than normal year-end adjustments which are not material in amount in the aggregate. At the Balance Sheet Date, the Partnership had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected on the balance sheet but was not.

(b) Except as set forth in Schedule 2.5, since the Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting the Partnership, the Company or Seller, that has had or would reasonably be expected to have a Material Adverse Effect; or

(ii) any strike or other labor dispute;

(iii) any material change in the Partnership’s or the Company’s working capital; or

(iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of the Partnership or the Company that is material or that has involved or may involve a material loss to the Partnership in excess of applicable insurance coverage.

(c) Since February 8, 2005, the Partnership has had no business operations other than acting as the manager of the Hospital pursuant to the Management Agreement. Since its inception, the Company (i) has had no business operations other than acting as the general partner of the Partnership, (ii) has no contractual relations or obligations, and (iii) has no assets other than the general partner interest in the Partnership.

2.6 Tax and Other Returns and Reports. Except as set forth in Schedule 2.6:

(a) For purposes of this Agreement, “Tax” or “Taxes” shall be defined as set forth below in Section 2.6(c) and shall include (i) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of any predecessor or previously owned entity and (ii) any liability for any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group. For purposes of this Section 2.6, with respect to matters pertaining to this Section 2.6, the term “Partnership” shall include the Company, the Partnership and all entities currently or previously owned, directly or indirectly, by the Company or the Partnership.

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(b) Tax Returns and Audits.

(i) The Partnership has timely filed (taking into account valid extensions of the time for filing) all Tax returns required to have been filed and all such Tax returns were true, correct and complete in all material respects. All Taxes owed by the Partnership (whether or not shown on any Tax return) that have become due and payable have been paid. The Partnership is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Partnership does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(ii) The Partnership has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) The Partnership and Seller have made available to Purchaser (i) correct and complete copies of all Tax returns of the Partnership and (ii) any examination reports, statements of deficiencies and assessments by any governmental authority against or agreed to by the Partnership since the Partnership’s formation. The Partnership does not expect any authority to assess additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Partnership claimed, threatened or otherwise raised by any authority. The Partnership has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) All material liabilities of the Partnership for any unpaid Taxes (whether or not shown to be due on any Tax return) have either (A) been accrued for or reserved on the Partnership financial statements in accordance with GAAP or (B) with respect to material unpaid Taxes that may have accrued since the Balance Sheet Date in connection with the operation of the business of the Partnership have been recorded on the books of the Partnership in the ordinary course.

(v) There are no liens or security interests on any of the assets of the Partnership, the Membership Interest or any partnership interests in the Partnership that arose in connection with any failure (or alleged failure) to pay any Tax.

(vi) The Partnership has not filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986 (the “Code”) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Partnership. No property of the Partnership is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Partnership is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

(vii) The Partnership is not under any obligation to make a payment that will not be deductible because of the application of Sections 280G, 404, 162(m) and/or 4999 of the Code. The Partnership has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement (i) of federal income tax under Code Section 6662 or (ii) of any Tax under a similar provision of state, local or foreign Tax law. The Partnership has not

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engaged in any transaction which would be treated as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or otherwise been involved in a transaction which would require it to disclose a “reportable transaction.” The Partnership has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of any Person (other than the Partnership) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. The Partnership has not been a party to any Tax allocation or sharing agreement. The Partnership is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) The Partnership is and has been in full compliance with all terms and conditions of any Tax exemptions, Tax holidays or other Tax reduction agreements. The consummation of the transactions contemplated herein will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(ix) Neither the Partnership nor any of its Subsidiaries has constituted either a “distribution corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (a) in the two year prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(c)).

(x) The Partnership has not, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

(xi) The Partnership is not a partner in any entity classified as a partnership for federal income Tax purposes.

(xii) The Partnership has not made an election under Treasury Regulations Section 301.7701-3 with respect to any entity.

(xiii) The Partnership will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to, on, or after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of federal state, local or foreign income Tax law).

(c) “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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2.7 Contracts. The Company is not a party to any contract or agreement other than the Limited Partnership Agreement. Schedule 2.7 lists each formal and informal contract, agreement or arrangement to which the Partnership is a party or to which any of its properties are subject or by which any thereof is bound and/or which otherwise relate to the business of the Hospital (each a “Contract” and collectively, the “Contracts”). Unless otherwise so noted in Schedule 2.7, each such Contract was entered into in the ordinary course of business. True, correct and complete copies of the Contracts and any other contracts of the Partnership or the Hospital, including all amendments and supplements, have been made available to Purchaser. Each Contract is valid and subsisting; except as set forth in Schedule 2.7, the Partnership or the Hospital has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth in Schedule 2.7, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Partnership or the Hospital (or any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur. The Partnership has not received any notices of termination of any Contract. None of the Partnership, the Company or Seller has been advised or has Knowledge that any party to any of the Contracts intends to terminate or amend any Contract at any time in the future.

2.8 Real and Personal Property; Title to Property; Leases.

(a) To the Knowledge of Seller, the Partnership has valid title, free of encumbrances in and to the Real Property and Other Property, except for those exceptions and other matters set forth in Exhibit B. Such exceptions and other matters shall be referred to herein as the “Permitted Encumbrances”. The Company neither owns nor leases any Real Property. The Company has good and valid title, free of encumbrances, in and to its Personal Property and the other assets of the Company. Except as shown in Schedule 2.8, to the Knowledge of Seller, all material tangible properties of the Partnership and the Company are in a good state of maintenance and repair (except for ordinary wear and tear) and in operating condition.

(b) The Real Property listed in Schedule 2.9(a) consists of all real property owned used in the conduct of the business of the Hospital.

(c) Seller has heretofore made available to Purchaser a true, correct and complete copy of all of the Leases. Except as shown in Schedule 2.8, no consents are required of third parties to the change of control of the Leases arising from the transactions contemplated hereby.

(d) To the Knowledge of Seller, the Partnership holds good and indefeasible title to the Real Property and all its other assets and a valid leasehold interest in all of the Partnership’s leased property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or encumbrance, except for Permitted Encumbrances and the rights of any lessor or licensor of leased or licensed Personal Property. The Company holds good and indefeasible title to all its assets and a valid leasehold interest in all of the Partnership’s leased property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or encumbrance and the rights of any lessor or licensor of leased or licensed Personal Property.

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(e) To the Knowledge of Seller, the Leases constitute all of the agreements to which the Partnership and/or the Company is a Party with respect to the properties which are demised pursuant thereto and pertain to all real and personal property leased by the Partnership and/or the Company or otherwise used in the conduct of the business of the Hospital.

(f) As of the date hereof, to the Knowledge of Seller all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of the Company, the Partnership or, to the Knowledge of Seller, the other Party thereunder.

(g) Seller has no Knowledge of, and neither the Partnership nor the Company has received any written notice of, non-compliance with law, zoning ordinance or other restriction with respect to any Real Property.

(h) There is no pending or, to the Knowledge of Seller, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any Real Property by the Partnership or the Company .

(i) Seller has no Knowledge of, and neither the Partnership nor the Company has received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use laws affecting the Real Property.

(j) The assets described in Section 2.9 constitute all of the property necessary for the Company and the Partnership to operate the Hospital after the Effective Time in the same manner as the Company and the Partnership operate the Hospital as of the date hereof.

(k) To the Knowledge of Seller, all assessments and dues required under that certain Declaration of Covenants, Conditions and Restrictions affecting the Real Property recorded for record under Harris County Clerk’s File Number E702128 of the Official Public Records of Harris County, Texas (the “Declaration”) are paid.

(l) To the Knowledge of Seller, the plans and specifications for the improvements (including curb cuts and driveways) on the Real Property comply with the Declaration and were approved in writing by the Kingwood Place Community Association, Inc.

(m) To the Knowledge of Seller, there are no outstanding maintenance deficiencies per Section 10.01 of the Declaration.

2.9 Assets. The Company owns no assets other than a 0.1% general partner interest in the Partnership. On the Closing Date, to the Knowledge of Seller, the Partnership owns the assets listed in this Section 2.9 free and clear of all liens, such assets constitute all of the assets owned by the Partnership as of the Effective Time, and all of such assets shall remain assets of the Partnership free and clear of all liens after the Effective Time. Except as described in Schedule 2.9, to the Knowledge of Seller, the Hospital and its contents are in operating condition and in a good state of repair. To the Knowledge of Seller, the Partnership’s assets as of the Effective Time include:

(a) all of the real property owned by the Partnership or otherwise used in connection with the business of the Hospital, including the real property described in Schedule 2.9(a) (such description to include a legal description and address), together with all buildings, improvements and fixtures located thereupon and all construction in progress thereon (collectively, the “Real Property”);

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(b) all of the tangible personal property owned by the Partnership, the Company or otherwise used in connection with the business of the Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements, including the items listed in Schedule 2.9(b) (the “Personal Property”);

(c) all of the Partnership’s and/or the Company’s rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to the Partnership, the Company or any other Person with respect to the operation of the Hospital (the “Licenses”);

(d) all of the Partnership’s, the Company’s or the Hospital’s interest in and to all real property leases and personal property leases listed in Schedule 2.9(d) (collectively, the “Leases”);

(e) all cash and cash equivalents of the Partnership, the Company and the Hospital;

(f) all of the Partnership’s and the Company’s interests in the Contracts and all of the interests of each other Person contracting on behalf of the Hospital in the Contracts;

(g) all accounts, notes, interest and other receivables of the Partnership, the Company or otherwise related to the Hospital, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded and unrecorded, for services provided by the Partnership (the “Accounts Receivable”);

(h) all advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date (the “Prepaids”);

(i) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located or held for use at the Hospital (the “Inventory”);

(j) all documents, records, policy and procedure manuals, compliance programs, staff bylaws, operating manuals, files and computer software owned or used by the Company, the Hospital and/or the Partnership, including all patient records, medical records, employee records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries;

(k) all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

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(l) all goodwill and other intangible assets used or useful in connection with the business of the Hospital;

(m) the name, symbols, telephone numbers, facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of the Hospital, including the names “Kingwood Pines Hospital” and all variants thereof and all common law trademark rights associated therewith and “Kingwood Pines Hospital, LLC”;

(n) all of the Company’s and the Partnership’s rights with respect to their respective Medicare, Medicaid and other third-party provider numbers and all other Medicare, Medicaid and other third-party provider numbers used by any Person in connection with the business of the Hospital; and

(o) the exclusive ownership and control of the bank accounts and lock boxes listed in Schedule 2.9(o) (collectively, the “Lock Boxes”) and the exclusive ownership and control of all amounts received and deposited into the Lock Boxes after the Effective Time.

2.10 Membership Interest.

(a) The Membership Interest is validly issued and outstanding. The Membership Interest is fully paid and nonassessable. All of the issued and outstanding membership interests of the Company are owned of record and beneficially by Seller. The Company has provided to Purchaser a correct and complete copy of the ownership and interest records of the Company listing all members of the Company and the outstanding total amount of membership interest issued to each member of the Company since its inception. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any membership interest of the Company or any other security constituting, or convertible or exchangeable into, interests of the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding or authorized membership interests or any membership interests of the Company to be issued in the future.

(b) The Limited Partner Interest is validly issued and outstanding. The Limited Partner Interest is fully paid and nonassessable. All of the issued and outstanding limited partner interests of the Partnership are owned of record and beneficially by Signet Health Corporation. The Partnership has provided to Purchaser a correct and complete copy of the ownership and interest records of the Partnership listing all partners of the Partnership and the outstanding total amount of limited partner interest issued to each general partner and limited partner of the Partnership since its inception. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any general partner interest or limited partner interest of the Partnership or any other security constituting, or convertible or exchangeable into, interests of the Partnership. The Partnership has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding or authorized partnership interests or any partnership interests of the Partnership to be issued in the future.

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2.11 Intangible Property. Schedule 2.11 lists any and all computer software programs and licenses, all other licenses and sublicenses, all intellectual property, all marks and other material items of intangible property in which the Partnership or the Hospital has an interest and the nature of such interest (the “Intangible Property”). The Company owns no Intangible Property. Except as shown in Schedule 2.11, the Partnership owns all right, title and interest in and to, or has valid and enforceable licenses to use, all the Intangible Property owned, used or held by the Partnership or the Hospital in connection with the business of the Hospital as now conducted. The Intangible Property represents all intellectual property rights necessary for the operation of the business of the Hospital as now conducted. Except as disclosed in Schedule 2.11, the Hospital does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as shown in Schedule 2.11, the Intangible Property is fully assignable free and clear of any encumbrances. The Partnership has in all material respects performed all obligations required to be performed by, and neither the Partnership nor any other Person is in default in any material respect under, any contract relating to any of the foregoing. Neither the Partnership nor any other Person has received any notice to the effect that such intangible property or any use thereof by the Hospital conflicts with or infringes (or allegedly conflicts with or infringes upon) the rights of any Person. To the Knowledge of Seller, the Partnership currently holds the proper number and types of valid computer software licenses for each of the Hospital’s users and other locations which are required under the Contracts covering such licenses.

2.12 Legal Proceedings. Except as set forth in Schedule 2.12, there is no order or action or claim pending, or, to the Knowledge of Seller, threatened, against or affecting the Partnership, the Company or the Hospital, or any of their respective properties or assets. Schedule 2.12 lists each order and each action or claim against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, the Partnership or the Company.

2.13 Accounting Records; Internal Controls.

(a) Accounting Records. Each of the Partnership and the Company has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

(b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

2.14 Insurance. Schedule 2.14 lists all insurance policies and bonds that are maintained by the Company or the Partnership and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous four (4) years and basic coverages (including applicable deductibles) for each such insurance policy and bond. Neither the Company nor the Partnership is in default under any insurance policy or bond. Each of the Partnership and the Company has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.14 lists

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all claims in excess of $10,000 which have been made by the Partnership or the Company in the last two (2) years under any insurance policy and bond. Except as set forth in Schedule 2.14, all insurance policies and bonds are in full force and effect. Except as shown in Schedule 2.14, neither the Company nor the Partnership has received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Partnership or the Company or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has not been taken.

2.15 Employees.

(a) The Company has no employees and has never had any employees. Schedule 2.15 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation, accrued paid time off and sick leave, the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of the Partnership and/or the Hospital and indicating whether such employee is a part-time or full-time employee. Except as shown in Schedule 2.15, there are no employment agreements or severance agreements with employees of the Partnership or the Hospital. There are no agreements or arrangements with any employee of the Partnership or the Hospital requiring the payment of a bonus or other compensation as a result of the consummation of the transaction contemplated by this Agreement.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of the Partnership or the Hospital. There is no unfair labor practice complaint against the Partnership or the Hospital pending, or to the Knowledge of Seller threatened, before the National Labor Relations Board. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of Seller threatened by or involving the employees of the Partnership or the Hospital.

2.16 Employee Benefits.

(a) Schedule 2.16 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of the Partnership or the Hospital has or may have any current or future right to benefits (the term “plan” shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). The Company has no Plan. Seller, the Company and the Partnership have made available to Purchaser true and complete copies of (i) each Plan and (ii) the summary plan description, if any, for each Plan. To the Knowledge of Seller, each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code either has received a favorable determination letter from the IRS or is a prototype or volume submitter plan as to which the prototype sponsor has received a favorable GUST opinion or advisory letter as

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described in IRS Announcement 2001-6 on which the Partnership is entitled to reliance on all qualification issues under IRS Announcement 2001-77, and no amendment to or failure to amend any such Plan and, to Seller’s, the Company’s or the Partnership’s Knowledge, no other event or circumstance has occurred that would reasonably be expected to materially and adversely affect its tax qualified status. To Seller’s, the Company’s or the Partnership’s Knowledge, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan as to which there is no statutory or administrative exemption. Each Plan is in full compliance with all requirements of ERISA and the Code.

(b) To the Knowledge of Seller, there are no actions pending, threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including ERISA). Neither the Partnership nor any of its employees has committed or participated in any breach of any fiduciary duty under ERISA that could result in material liability to the Partnership.

(c) None of Seller, the Partnership, the Company or any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has Seller, the Partnership, the Company or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Seller, the Company and the Partnership have performed timely and shall timely perform all obligations of Seller, the Company and the Partnership and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.13, “Commonly Controlled Entity”) means any corporation, trade, business, or entity under common control with Seller or the Partnership within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(d) To the Knowledge of Seller, each employee, former employee and independent contractor of the Partnership has been properly classified as such for all purposes under the Code and ERISA. All employees that work at the Hospital are employees of the Partnership.

(e) The Partnership’s ceasing as of the Closing to be a member of a controlled group of corporations and entities with Seller and his Affiliates under Section 414(b) of the Code shall constitute a “severance from employment” of the employees of the Partnership within the meaning of Section 401(k)(2)(B)(i)(I) of the Code with respect to any Plan that is a 401(k) or other retirement plan qualified under Section 401(a) of the Code in which the employees of the Partnership participate, and such severance from employment shall under the terms of any such Plan entitle the employees of the Partnership to an immediate distribution of all of their accounts or other benefits under the Plan.

2.17 Certain Interests. Except as shown on Schedule 2.17, no Affiliate of the Company, the Partnership, nor any officer or director of any thereof, nor any associate of any such individual, has any material interest in any property used in or pertaining to the business of

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the Partnership; no such Person is indebted or otherwise obligated to the Company or the Partnership; and neither the Company nor the Partnership is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Partnership, the Company or the successor or assign of any thereof to any Person.

2.18 Intercompany Transactions. Schedule 2.18 contains a complete and accurate listing of all business functions and activities of the Hospital which are performed, in whole or in part, by any Affiliate of the Partnership or the Company. Except as shown in Schedule 2.18, neither the Partnership nor the Company has engaged in any transaction with any Affiliate of the Partnership or the Company. Except as shown in Schedule 2.18, neither the Partnership nor the Company has any liabilities or obligations to any Affiliate of the Partnership or the Company and no Affiliate of the Partnership or the Company has any liabilities or obligations to the Partnership or the Company.

2.19 Inventory. The Company has no inventory. All Inventory of the Hospital is exclusively owned by the Partnership. The Inventory is being transferred “as is” without any warranty of fitness for intended purpose, merchantability or other warranty whatsoever.

2.20 Receivables. The Company has no accounts receivable. The Accounts Receivable arose from bona fide commercial transactions, and, to the Knowledge of Seller, the financial statements of the Partnership referred to in Section 2.5 include all material refunds, discounts or setoffs payable or assessable with respect to such Accounts Receivable, taken as a whole. To the Knowledge of Seller, the Partnership adequately records on its financial statements in accordance with GAAP all estimates for future Cost Report settlements for all years open to settlement. The Partnership records Government Program recoupments on its financial statements as they occur in accordance with GAAP.

2.21 Third Party Payors and Suppliers. Schedule 2.21 lists the names of and describes all Contracts with and the respective percentage of the revenues of the business of the Hospital for the year ended December 31, 2005, attributable to the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Hospital with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.22 Environmental Compliance. Except as disclosed in that certain Environmental Site Assessment dated August 7, 2002, on the Real Property prepared by Comprehensive Building Analysis, Inc. which was provided to Purchaser and to the Knowledge of Seller:

(a) The Partnership, the Company and the Hospital are each in full compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” shall mean all applicable federal, state or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions,

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discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all federal, state or local laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq., and the rules and regulations promulgated thereunder.

(b) Each of the Partnership and the Company has obtained all permits required under applicable Environmental Laws for the use, operation or ownership of the Real Property and business of the Hospital, the Company and the Partnership. Each of the Hospital, the Company and the Partnership is in full compliance with each such applicable permit. No federal, state or local governmental entity has notified the Hospital, the Company or the Partnership that any such permits may or will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business.

(c) None of the Partnership, the Company or the Hospital has received from any federal, state or local governmental entity or other Person any order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of the Partnership, the Company or the Hospital or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).

(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the Knowledge of Seller, threatened, under any applicable Environmental Law pursuant to which the Partnership, the Company or the Hospital is or to the Knowledge of Seller could be reasonably expected to be named as a party with respect to the Real Property or the business operations of the Partnership, the Company or the Hospital.

(e) Neither the Partnership nor the Company has entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which the Partnership or the Company assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances.

(f) Seller has disclosed and made available to Purchaser all relevant information, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that are in the Partnership’s or the Company’s possession, custody or control, relating to any past and present (i) environmental conditions concerning the business of the Hospital or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Hospital, and (iii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from, the Real Property or used in connection with the business of the Hospital. Seller has disclosed and made available to Purchaser any and all documents that are in the Partnership’s or the Company’s possession, custody or control relating to projected environmental expenditures for the business of the Hospital and the Real Property, including capital and

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operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

(g) There is no soil or groundwater contamination on, under, or about any Real Property.

(h) Neither the Partnership nor the Company holds or is required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.23 Powers of Attorney. Neither the Partnership nor the Company has given any power of attorney (irrevocable or otherwise) to any Person for any purpose, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.24 Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO“) as evidenced by the Hospital’s most recent JCAHO accreditation survey reports and is duly and unconditionally licensed by the State of Texas Department of State Health Services (“Texas Agency“) as a Private Mental Hospital and a Private Psychiatric Hospital. To the Knowledge of Seller, except as described in Schedule 2.24, each of the Company and the Partnership has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct the Hospital’s business as such are being conducted. Each of the Company and the Partnership is not required to hold any licenses, permits and other governmental approvals or authorizations except for the licenses currently held by the Partnership or the Company as set forth in Schedule 2.24 to run their respective business operations. The Licenses listed in Schedule 2.24 are in full force and effect, and each of the Company, the Partnership and the Hospital is in full compliance in all material respects with all requirements of each license. Each of the Company and the Partnership has made all material filings with governmental agencies required for the conduct of their respective business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which the Partnership or the Company is bound or to which the Partnership or the Company is subject. Neither the Partnership nor the Company has received nor, to the Knowledge of Seller, is the Partnership or the Company subject to any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality.

(b) Without limiting the generality of the foregoing, to the Knowledge of Seller, the applicable facilities, equipment, staffing and operations of the business of the Hospital satisfy in all material respects the accreditation standards of JCAHO, and Seller has previously delivered to Purchaser true, correct and complete copies of (i) the Hospital’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction; (ii) the Hospital’s most recent Texas Agency surveys, lists of deficiencies, if any, and, if applicable, plans of correction; (iii) the Hospital’s fire marshal’s surveys for the past two (2)

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years and lists of deficiencies, if any; and (iv) the Hospital’s boiler inspection reports for the past two (2) years and lists of deficiencies, if any. Each of the Company and the Partnership has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Schedule 2.24.

(c) The Partnership receives payment without restriction under Medicare and Medicaid and has a valid and current provider agreement and one or more properly issued provider numbers with each service relating to any Federal Health Care Program as such term is defined in 42 U.S.C. § 1320a-7b(f) (the “Government Programs”). The Company does not receive any payments from any Government Programs or any third party payors. All such provider numbers of the Partnership and the Hospital are listed in Schedule 2.24. Except as set forth in Schedule 2.24, the Partnership and the Hospital are each in compliance in all material respects with the conditions of participation for the Government Programs.

(d) The Partnership has timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor or shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor all cost reports and other reports that are required by third-party payors to have been filed or made on or before the Closing Date, including Government Programs and other insurance carriers, and, except as disclosed in Schedule 2.24, all such reports are or when filed shall be complete and accurate in all material respects. Except as disclosed in Schedule 2.24, the Partnership is and has been in material compliance with filing requirements with respect to cost reports of the Partnership, and such reports do not claim, and the Partnership has not received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies in electronic format of all such reports for the three (3) most recent fiscal years for which cost reports have been filed by the Partnership, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed in Schedule 2.24 and except for claims, actions and appeals in the ordinary course of business, the Partnership has neither initiated nor received written notice of any material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Center for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed with any Government Program on behalf of the Partnership, on or before the date of this Agreement. Schedule 2.24 indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

(e) To the Knowledge of Seller, no validation review or program integrity review related to the Partnership, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the Government Programs, and to the best Knowledge of Seller, no such reviews are scheduled, pending or threatened against or affecting the Partnership or the consummation of the transactions contemplated by this Agreement.

(f) To the Knowledge of Seller, all billing practices of the Partnership, the Company and the Hospital to all third-party payors, including the Government Programs and private insurance companies, are and have been in compliance with all applicable laws and

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policies of such third-party payors and Government Programs in all material respects, and none of the Partnership, the Company or the Hospital has billed or received any payment or reimbursement in excess of amounts allowed by law.

(g) The Partnership has performed through third party contractors a review of the website of the Office of Inspector General of the United States Department of Health and Human Services and based upon such review and except as listed in Schedule 2.24, to the Knowledge of Seller, (i) no employee or independent contractor of the Partnership or any physician currently on the medical staff at the Hospital is listed as having been, and to the Knowledge of the Partnership is not, excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f)), and (ii) none of the business of the Hospital, or the Company or the Partnership or the Partnership’s or the Company’s officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f) or has been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or has been convicted of a criminal offense under the Anti-Kickback Laws.

(h) Since February 8, 2005, none of Seller, the Partnership, the Company, or to the Knowledge of Seller, any of their respective employees have committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Laws, the Stark Laws and the False Claims Act which violation relates in any respect.

2.25 Compliance Program. Seller has made available to Purchaser (i) a copy of the Hospital’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring-protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from the date hereof from employees, independent contractors, vendors, physicians or any other Person asserting that the Hospital, the Company or the Partnership have violated any health care fraud law or regulation, including the Anti-Kickback Laws and the Stark Laws. Each of the Company and the Partnership (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) to the Knowledge of Seller, has not been the subject of any Government Program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) has not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by the Partnership or the Company).

2.26 HIPAA. To the Knowledge of Seller, the Partnership, the Company and the Hospital are each in compliance in all material respects with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and

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the rules and regulations promulgated thereunder as of the applicable effective dates for such requirements.

2.27 Restricted Grant and Loan Programs. The transactions contemplated by this Agreement will not result in any obligation on the Partnership, the Company or, to the Knowledge of Seller, the Hospital to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to the Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of the Partnership, the Company or the Hospital.

2.28 Experimental Procedures. None of the Partnership, the Company or, to the Knowledge of Seller, the Hospital has performed or authorized the performance of any experimental or research procedures or studies involving patients of the Hospital that require the prior approval of any governmental entity that has not been obtained.

2.29 Medical Staff; Physician Relations. Seller has delivered to Purchaser complete and genuine copies of the bylaws and rules and regulations of the medical staff and medical executive committees of the Hospital. Schedule 2.29 sets forth (a) the name, age and status on the medical staff of each member of the medical staff of the Hospital and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth in Schedule 2.29, there are no pending or, to Seller’s Knowledge, threatened disputes with the Hospital medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.30 No Brokers or Finders. Except for Marilyn Cochran’s fees under the Real Property Purchase Contract, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, the Company or the Partnership, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees or other commissions as to which Seller shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

2.31 Improper Payments. None of the Partnership, Seller, the Company, or to the Knowledge of Seller, any of their respective directors, officers, employees, agents or partners have made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with the Partnership, the Company or the Hospital and has not proposed or offered to make or receive any such illegal payments.

2.32 No Misrepresentations. The representations, warranties and statements made by the Company and Seller in this Agreement (including any Schedule, Exhibit or certificate furnished by Seller or the Company in accordance with the terms of this Agreement) are true, complete and correct in all material respects and do not contain any untrue statement of a

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material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.33 Liabilities. True and correct copies of all notes, agreements or other documents evidencing outstanding liabilities of the Company and the Partnership have been delivered or made available to Purchaser by Seller.

2.34 Conduct of Business. Except as stated in Schedule 2.34, Seller represents and warrants that since November 30, 2005, each of the Company and the Partnership has:

(a) carried on its business in substantially the same manner as conducted before such date and has not made any material change in personnel, operations, finance, accounting policies, Tax elections or Tax returns or Real Property or Personal Property;

(b) maintained its assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) performed all of its material obligations under the Contracts, Leases and all other agreements;

(d) kept in full force and effect all of its insurance policies or other comparable self-insurance; and

(e) used commercially reasonable efforts to maintain and preserve all of the Partnership’s, the Company’s and the Hospital’s business organizations intact, retained all of the Partnership’s and the Hospital’s employees and maintained their respective relationships with physicians, suppliers, customers and others having business relationships with the Partnership, the Company or the Hospital.

2.35 Negative Assurances. Except as stated in Schedule 2.35, Seller represents and warrants that since November 30, 2005, each of the Partnership and the Company has not:

(a) amended or terminated any of the Contracts or Leases, entered into any new contract or commitment, or incurred or agreed to incur any liability (other than the Promissory Note and Deed of Trust entered into by the Partnership with Purchaser in order to enable the Partnership to acquire the Real Property and Other Assets);

(b) increased compensation payable or to become payable or made any bonus payment to or otherwise entered into one or more bonus agreements with any employee of the Partnership or the Hospital;

(c) created, assumed or permitted to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the assets of the Partnership, the Company or the Hospital (other than the Promissory Note and Deed of Trust entered into by the Partnership with Purchaser in order to enable the Partnership to acquire the Real Property and Other Assets);

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(d) except for the Partnership’s acquisition of the Real Property and other related assets on the Execution Date under the Real Property Purchase Contract, acquired (whether by purchase or lease) or sold, assigned, leased, or otherwise transferred or disposed of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

(e) purchased capital assets or incurred costs in respect of construction in progress;

(f) taken any action outside the ordinary course of business;

(g) reduced Inventory except in the ordinary course of business;

(h) made any distribution of any of its assets to any partner, owner or any of their respective Affiliates;

(i) except for the Partnership Agreement Amendment, amended the Limited Partnership Agreement or Regulations in any manner; or

(j) had any material change in working capital of the Partnership or the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Execution Date, and except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

3.1 Authority. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.2 Authorization/Execution. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, the Company and Seller, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

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3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser.

(c) Purchaser and its Affiliates (a) are not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) have no reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) to the Knowledge of Purchaser are not the subject of any Government Program investigation presently being conducted by any federal or state enforcement agency, or (d) have not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years except as disclosed in Horizon Health Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended August 31, 2005.

3.4 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

ARTICLE 4

COVENANTS OF SELLER

4.1 Access and Information; Inspection Period, Preparation of Exhibits and Schedules. From the Execution Date through the Closing, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Company. From the Execution Date through the Closing, Seller shall furnish Purchaser with such additional financial and operating data and other information as to businesses and properties of the Company as

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Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Company, the Partnership and the Hospital. Such access may include consultations with the personnel of the Company, the Partnership and the Hospital.

4.2 Conduct of Business. Except as restricted in Section 4.3, on and after the Execution Date and prior to the Closing, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller and the Company shall, with respect to the operation of the Company:

(a) carry on the Company’s, the Partnership’s and the Hospital’s businesses in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless the Company or the Partnership is required to adopt such changes under GAAP), Tax elections or Tax returns or real or personal property;

(b) maintain the assets of the Company, the Partnership and the Hospital in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of their respective material obligations under agreements relating to or affecting the Company, the Partnership and the Hospital and their operations or assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

(e) use commercially reasonable efforts to maintain and preserve the Company’s, the Partnership’s and the Hospital’s business organizations intact, retain their present employees and maintain their relationships with suppliers, customers and others having business relationships with the Company, the Partnership and/or the Hospital.

4.3 Negative Covenants. From the Execution Date until the Closing, with respect to the operation of the Company, Seller and the Company shall not, without the prior written consent of Purchaser or except as may be required by law:

(a) take any action or exercise any power as general partner of the Partnership, including any powers given to the general partner under the Limited Partnership Agreement or the Texas Revised Limited Partnership Act;

(b) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability;

(c) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee of the Partnership or the Hospital;

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(d) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the assets of the Company, the Partnership or the Hospital;

(e) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

(f) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

(g) take any action outside the ordinary course of business;

(h) reduce inventory except in the ordinary course of business; or

(i) make or cause any distributions of the Partnership’s assets or the Company’s assets to any Person.

4.4 Consents. Seller and the Company shall use commercially reasonable efforts to obtain all Contract Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, to the extent Seller and the Company are unable to obtain any of the Contract Consents and Purchaser agrees to proceed to Closing without such Consents, Seller and the Company shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each such Contract and shall indemnify and hold harmless Purchaser and its affiliates for and against any and all damages as a result, directly or indirectly, of the failure to obtain any such approval or consent if any such Contract states that it is not transferable without such party’s consent.

4.5 Additional Financial Information. Within fifteen (15) calendar days following the end of each calendar month after the Execution Date and prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income prepared in accordance with GAAP with respect to the operations of the Company and the Partnership for each month then ended, together with corresponding year-to-date amounts.

4.6 Seller’s Efforts to Close. Seller shall use his commercially reasonable efforts to satisfy all of the conditions precedent set forth in Article 6 to Purchaser’s obligations under this Agreement to the extent that Seller’s actions or inaction can control or influence the satisfaction of such conditions.

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4.7 Updating of Disclosure Schedules.

(a) Seller shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Disclosure Schedules delivered by Seller under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section 4.7 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless in any such case Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless in any such case Purchaser specifically agrees thereto in writing. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller or the Company herein.

(b) Certain Disclosure Schedules to the Agreement set forth exceptions to the representations, warranties and other agreements made by Seller and the Company in the Agreement and are intended to qualify such representations, warranties and agreements. The information expressly set forth in a Disclosure Schedule with respect to any section of the Agreement shall also be deemed to qualify each other section of the Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a schedule), so long as application to such section is reasonably discernible from such disclosure. Notwithstanding the foregoing, the representations, warranties and other agreements of a party set forth in the Agreement shall not be affected, modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in a Disclosure Schedule unless the reference on the face of the schedule expressly indicates how such agreement or document limits the scope of a representation, warranty or other agreement of the party set forth in the Agreement.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Article 6 to its obligations under this Agreement to the extent that Purchaser’s actions or inaction can control or influence the satisfaction of such conditions.

5.2 Required Governmental Approvals. Purchaser (a) shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need, licenses and permits required to be obtained from governmental and regulatory authorities necessary for Purchaser to perform its obligations under this Agreement, cause all of its covenants and agreements to be performed, satisfied and fulfilled and operate the Company after the Closing; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Membership Interest and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller and the Company in this Agreement shall have been true and correct on the date of this Agreement, and they shall be true and correct as of the Closing with the same force and effect as though made at and as of the Closing. Seller and the Company shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing.

6.2 Governmental Authorizations. Purchaser, Seller, the Company and the Partnership shall have obtained all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Hospital by Purchaser after the Closing. Purchaser, Seller, the Company and the Partnership shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement. All consents, waivers and estoppels of third parties which are reasonably necessary, in the opinion of Purchaser, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Purchaser.

6.3 Signing and Delivery of Instruments. Seller and the Company shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

6.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of the consummation of the transactions contemplated in this Agreement.

6.5 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the Membership Interest or the business of the Partnership since October 31, 2005.

6.6 Required Consents. The Contract and Lease Consents shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the Party or Parties entitled to the benefit thereof.

6.7 Disclosure Schedules. Seller and the Company shall have promptly and fully completed the Disclosure Schedules hereto.

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6.8 Real Property Title Matters. The Partnership shall have received an Owner’s Title Policy with respect to each parcel of the Real Property issued to the Partnership covering the Real Property in the amount of the full insurable value of such parcel of the Real Property, and which contains such endorsements as are customary in the counties where such parcel of the Real Property is located and no exceptions other than the Permitted Encumbrances, and which is reasonably satisfactory to Purchaser in all respects.

6.9 Lock Boxes. Seller has taken all actions necessary for Purchaser and the Partnership to obtain full and exclusive access and ownership to all funds relating to and the Lock Boxes used in the business of the Hospital, and Seller shall deliver to Purchaser all necessary executed documents and consents to accomplish and evidence such exclusive ownership and access.

ARTICLE 7

POST-CLOSING MATTERS

7.1 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall cause the Partnership to keep and preserve all medical records, patient records, medical staff records and other required books and records which are among the assets of the Partnership as of the Effective Time. The Partnership will afford to the representatives of Seller, including their counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time during normal business hours after the Effective Time, to the extent reasonably needed by Seller for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and owning the Membership Interest, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. After the expiration of the Document Retention Period, if the Partnership intends to destroy or otherwise dispose of any of the documents described in this Section 7.1(a), the Partnership shall provide written notice to Seller of the Partnership’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at their sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, the Partnership shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b) Purchaser, the Company, the Partnership and their respective representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser, the Company or the Partnership for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Membership Interest or with respect to the operation of the Company prior to the Effective Time.

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7.2 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Seller has not obtained a required consent to the change of control and transfer of a Contract or Lease, or the Partnership or the Company is unable to enter into a new third party contract with respect to such Contract or Lease, until such consent is obtained or a new third party contract is obtained, Seller shall provide the Partnership or the Company, as applicable, the benefits of such Contract or Lease and cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Partnership or the Company and shall indemnify and hold harmless Purchaser and its Affiliates for and against any and all damages as a result, directly or indirectly, of the failure to obtain any such approval or consent if any such Contract or Lease states that it is not transferable without such Party’s consent. Purchaser agrees to cause the Partnership and the Company to use reasonable commercial efforts to perform, on behalf of Seller, the obligations of the Partnership or the Company under such Contract or Lease or in connection therewith, but only to the extent that such action would not result in a material default under the applicable Contract or Lease and such obligation would have been an obligation of the Partnership or the Company had it received consent to the transfer of such Contract or Lease or had entered into a new third party contract on substantially similar terms as the applicable Contract or Lease.

7.3 Misdirected Payments, Etc. Seller covenants and agrees to remit, with reasonable promptness, to the Partnership or the Company, as appropriate, any payments received by Seller or one of his Affiliates, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the Company, the Partnership or the Hospital. In the event of a determination by any governmental or third-party payor that payments to Seller, the Hospital, the Company or the Partnership resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller, the Hospital, the Company or the Partnership must be repaid, Seller shall not be responsible for repayment of said monies (or defense of such actions) even if such overpayment or other repayment determination was for services rendered prior to the Effective Time and the Partnership or the Company shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time.

7.4 Insurance. Purchaser shall, for a period of two (2) years after the Execution Date, maintain insurance coverage with Purchaser’s current insurers or a financially sound and reputable insurance company selected by Purchaser naming Seller and Signet Health Corporation as additional insureds and covering the health care services general and professional liability risks arising out of the Partnership’s operation of the Hospital from February 8, 2005 until the Effective Time. This insurance coverage shall cover the Company in its capacity as general partner of the Partnership as an insured.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser, Seller and the Company, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively. All representations and warranties of Purchaser, Seller and the Company shall continue to be fully effective and enforceable following the Effective Time for two (2) years and

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shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such two (2) year period an outstanding notice of a claim made in compliance with the terms of Section 8.4, such applicable period shall not end in respect of such claim until such claim is resolved. Notwithstanding the above, the representations and warranties contained in Sections 2.1, 2.2, 2.3, and 2.4, and the rights to indemnity set forth in Section 8.2 hereof with respect to such representations and warranties shall continue to be fully effective and enforceable indefinitely.

8.2 Indemnification of Purchaser by Seller.

(a) Indemnification. Seller shall keep and save Purchaser and Purchaser’s officers, directors, employees, agents and other representatives, the Company, and the Partnership and the Partnership’s partners (other than the Company before the Closing), officers, directors, employees, agents and other representatives forever harmless from and shall indemnify and defend Purchaser, the Company and the Partnership against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller or the Company under this Agreement or any documents delivered pursuant hereto, and (ii) any breach or default by Seller or the Company of any covenant or agreement of Seller or the Company under this Agreement or any documents delivered pursuant hereto. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any Person other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser, the Company or the Partnership under Sections 8.2(a)(i) and 8.2(a)(ii) and no claim under Sections 8.2(a)(i) and 8.2(a)(ii) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend their respective rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 8.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 8.3; or

(iv) to the extent related to a claim under Section 8.2(a)(i) or a claim under Section 8.2(a)(ii) for Seller’s or the Company’s breach of any covenant required to be performed or satisfied at or prior to Closing, or accrue to Purchaser unless the liability of Seller or the Company in respect of any single claim or multiple claims in the aggregate exceeds Ten Thousand Dollars ($10,000) (a “Relevant Claim”) in which event Purchaser shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

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(c) Damages Cap. The maximum aggregate liability of Seller to Purchaser under Section 8.2(a)(i) of this Agreement shall not exceed the Purchase Price.

8.3 Indemnification of Seller by Purchaser.

(a) Indemnification. Purchaser shall keep and save Seller forever harmless from and shall indemnify and defend Seller against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (iii) any liability of the Partnership, the Company or the Hospital accruing after the Effective Time except for liabilities for which Purchaser, the Company and/or the Partnership are indemnified under this Agreement, and (iv) any liability claims arising out of acts or omissions of the Partnership from and after February 8, 2005, except for liabilities for which Purchaser, the Company and/or the Partnership are indemnified under this Agreement. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Seller.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under Section 8.3(a)(i) or Section 8.3(a)(ii) and no claim under Section 8.3(a)(i) or Section 8.3(a)(ii) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 8.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier; or

(iii) to the extent related to a claim under Section 8.3(a)(i) or a claim under Section 8.3(a)(ii) for Purchaser’s breach of any covenant required to be performed or satisfied at or prior to Closing, or accrue to Seller unless and only to the extent that the actual liability of Purchaser in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

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8.4 Method of Asserting Claims. All claims for indemnification under this Article 7 by any Person entitled to indemnification (an “Indemnified Party”) under this Article 8 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a Person other than Seller, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 8.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(a)(i), and except as specifically provided in this Section 8.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 8.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any

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notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 8.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4(a)(ii). Subject to the above terms of this Section 8.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 8 hereof (which claim does not involve a Third Party Claim or Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 8.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

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(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

ARTICLE 9

TAX AND COST REPORT MATTERS

9.1 Tax Matters.

(a) After the Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to the Partnership or the Company for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations (including extensions thereof). The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(b) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Partnership and the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall permit Purchaser to review and comment

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on each such Tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the tax information furnished by the Partnership or the Company to Seller for such periods.

(c) The Parties agree that (A) all federal and state income and franchise Taxes attributable to any Tax period (or portion thereof) ending on or prior to the Effective Time and any federal and state income and franchise Taxes attributable to the sale of the Membership Interest pursuant to this Agreement shall be borne by, shall be the responsibility of and shall be paid by Seller and (B) all other Taxes with respect to the Partnership or the Company shall be borne by, shall be the responsibility of and shall be paid by the Partnership or the Company as required by applicable law.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

10.2 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the assets of the Company. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

10.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate.

10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within the State of Texas. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

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10.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

10.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:	Jerry G. Browder
504 Seville Road, Suite 201
Denton, Texas 76205
Facsimile No.: (940) 380-0697

If to Purchaser	Horizon Health Hospital Services, Inc.
or the Company:	c/o Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4087

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 219-1710

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Thomas W. Burton, Esq.
Facsimile No.: (214) 651-4330

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.

10.7 Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.

10.8 Confidentiality and Publicity. The Parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each Party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties; provided, however, each Party shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities as reasonably required or necessary.

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Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto will agree to be bound by the confidentiality provisions of this Agreement, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser; or (c) as otherwise required by applicable law.

10.9 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person not a Party to this Agreement.

10.10 Expenses and Attorneys’ Fees. Upon the occurrence of the Closing, Purchaser shall (i) bear all reasonable fees and expenses of Seller up to a cumulative maximum of $45,000 relating to the preparation of this Agreement, the Limited Partner Interest Purchase Agreement and the Real Property Purchase Contract and to the transactions contemplated thereby, and the performance of or compliance with any condition or covenant set forth in, this Agreement, the Limited Partner Interest Purchase Agreement and/or the Real Property Purchase Contract; and (ii) pay or cause the Partnership to pay all fees and expenses of MCC required to be paid or borne by the Partnership pursuant to the Option and the Real Property Purchase Contract. In the event the Closing does not occur, each Party shall bear and pay its own costs and expenses. Seller shall bear and indemnify Purchaser against and hold Purchaser harmless from all sales or transfer Taxes and recording charges in connection with the conveyance of the Membership Interest to Purchaser. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.

10.11 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof but only by a written notice signed by the Party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

10.12 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

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IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been executed and delivered as of the day and year first above written.

PURCHASER:

HORIZON HEALTH HOSPITAL SERVICES, INC., a Delaware corporation

By:	/s/ Frank J. Baumann
Frank J. Baumann, President

SELLER:

/s/ Jerry G. Browder
JERRY G. BROWDER,
an individual resident of Denton, Denton County, Texas

THE COMPANY:

KINGWOOD PINES HOSPITAL, LLC, a Texas limited liability company

By:	/s/ Jerry G. Browder
Jerry G. Browder, President

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